Acrotech / CASIFolotyn Supply Agreement

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Exhibit 4.40

Information in this exhibit identified by brackets and *** has been redacted because it is not material and is the type that the Company treats as private or confidential

FOLOTYN SUPPLY AGREEMENT

This FOLOTYN SUPPLY AGREEMENT (this “Agreement”), dated as of July 31, 2023 (the “Effective Date”), is made between Acrotech Biopharma Inc., a State of Delaware corporation (“Acrotech” or “Supplier”), with offices at 279 Princeton-Hightstown Road, Suite 103, East Windsor, NJ 08520, and CASI Pharmaceuticals, Inc., a Cayman  corporation (“CASI” or “Buyer”), with offices at 1701-1702, China Central Office, Tower 1, No. 81 Jianguo Road, Chaoyang District, Beijing 100025 People’s Republic of China. Supplier and Buyer are referred to as the “Parties.”

WHEREAS, Mundipharma International Corporation Limited, a Bermuda corporation (“MICL”), and Allos Therapeutics, Inc. (“Allos”) entered into a license, development and commercialization agreement dated as of May 29, 2013, and amended and restated as of May 29, 2013 (the “License Agreement”), pursuant to which MICL has exclusive rights to develop and commercialize certain pharmaceutical Product (including the Product (as defined below)) in the Novated Territory (as defined below);

WHEREAS, pursuant to the completion by Acrotech of its acquisition of the commercialization rights to the Product (as defined below) and the related manufacturing and product development assets, all outstanding agreements exclusively related to the Product (including all rights and obligations of Allos under the License Agreement), were assigned from Allos to Acrotech on or around March 1, 2019;

WHEREAS, pursuant to that certain Assignment Agreement among CASI, Acrotech, and MICL’s affiliate, dated July 31, 2023 (the “Assignment Agreement”), MICL assigned in-part the License Agreement, assigning commercialization rights in China to CASI;

WHEREAS, simultaneously therewith, the Parties agreed to execute the certain Side Letter Agreement Related to Assignment of Folotyn Exclusive Commercialization License, dated May 5, 2023 (the “Side Letter Agreement”), regarding the advance payment and procurement of new API (defined below) for the Product.

WHEREAS, Acrotech has agreed to supply CASI with Product to effectuate the terms of the Assignment Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Supplier agree as follows:

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1.	Definitions
1.1.	Definitions. The capitalized terms used in this Agreement shall have the meanings as defined below.
(a)	“Affiliate” means, with respect to any Person, any Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of [***] percent ([***]%) or more of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
(b)	“Active Pharmaceutical Ingredient” or “API” means [***] as a mixture of diastereomers.
(c)	“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the City of New York and/or the City of Beijing are permitted or required to close by any Law.
(d)	“Buyer” has the meaning set out in the Preamble.
(e)	“cGMP” means all applicable standards relating to current good manufacturing practice applicable for the Manufacture of API as established by Governmental Entities and, as applicable, to the manufacturer of the relevant Product at the relevant Manufacturing site at the time of Manufacture, as amended from time to time and in effect during the Term.
(f)	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party to achieve any objective, reasonable efforts to accomplish such objective that a similarly situated Person in the pharmaceutical industry would typically use to accomplish a similar objective under similar circumstances, in each case, taking into account all scientific, commercial, and other relevant factors, all as measured by the facts and circumstances at the time such efforts are due.
(g)	“Confidential Information” means all information (including all oral and visual information, and all information recorded in writing or electronically, or in any other medium or by any other method) directly or indirectly disclosed to or obtained by one Party or its Affiliates from the other Party or its Affiliates, or a Third-Party acting on that Party’s behalf that either (a) the disclosing party designates as being confidential or (b) which, under the circumstances surrounding disclosure, ought reasonably to be treated as confidential, including the following information:
i.	any information relating to the business of either Party including, any ideas; business methods; finance; prices, business, financial, marketing, development or manpower plans; customer lists or details; computer systems and software; Product

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or services; Know-How or other trade secrets; processes; marketing opportunities; other matters connected with the Product or services Manufactured, marketed, provided or obtained by either Party; information concerning either Party’s relationships with actual or potential clients, customers or suppliers and the needs and requirements of either Party and of such Persons;
ii.	any information ascertainable by the inspection or analysis of samples;
iii.	any information disclosed pursuant to the Quality Agreement or the Pharmacovigilance Agreement; and
iv.	any other information which the disclosing Party has reasonably advised the non-disclosing Party in writing would, if disclosed in breach of the confidentiality obligation being imposed under this Agreement or be liable to cause material harm to the Party whose information is disclosed.
(h)	“Defective” means with respect to a Product, that such Product did not meet the representations or warranties set out in Article 8 of this Agreement with respect to the Product Manufactured and supplied to Buyer under this Agreement or the quality requirements set out in the Quality Agreement (but excluding, for clarity, any such failure to meet such representations, warranties or requirements as a result of any action or omission of Buyer or its Affiliates), and “Defect” shall be construed accordingly.
(i)	“Delivery” means in respect of each Product delivery in accordance with the Incoterms set forth in this Agreement, or as the Parties may otherwise agree in writing from time to time, and “Delivery Date” shall be construed accordingly.
(j)	“Distribute” and “Distribution” mean, with respect to the Product, to market, have marketed, distribute, have distributed, offer to sell, sell, commercialize, have commercialized and otherwise exploit the Product.
(k)	“Drug Approval” means an approval granted by the appropriate Government Entity to market the Product in the Novated Territory.
(l)	“Existing API” has the meaning set forth in Section 3.1.2.
(m)	“Force Majeure” means any event which is beyond the reasonable control of the Party affected, including but not limited to the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, government actions, terrorist attack or the like.
(n)	“Governmental Entity(ies)” means any supra-national, federal, national, state, county, local municipal or other governmental, regulatory or administrative authority, agency, commission of other instrumentality, any court, tribunal, or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service, including any governmental regulatory authority or agency responsible for granting approval, clearance, qualification, licensing or permitting of any aspect of the Manufacture or sale of the Product.

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(o)	“Independent Expert” shall have the meaning set forth in Section 7.5.
(p)	“Intellectual Property” means all intellectual property (whether or not patented), including without limitation, know-how, brands, patents, patent applications, formulae, trade secrets, copyrights, trademarks, trademark applications, trade names, trade dress, trade secrets, industrial designs, designs, concepts, technical information, manuals, standard operating procedures, instructions, specifications, inventions, processes, data, improvements and developments.
(w)	“Law(s)” means any U.S. or foreign law, common law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity, including the Act.
(x)	“Lead Time” means, in respect of each Product, the time period allowed between the date a purchase order is placed for a particular Product in compliance with this Agreement and the Delivery Date of such Product. The Lead Time shall not be less than [***] months.
(y)	“Lot” means one (1) full batch of the Product.
(z)	“Manufacture” means the planning, purchasing of Materials for, manufacturing, producing, processing, compounding, holding, packing, storing, filling, packaging, leafleting, testing, quality control, quality assurance, waste disposal, releasing and sample retention of the Product. “Manufactured” and “Manufacturing” have meanings correlative thereto.
(aa)“Materials” means, as applicable and to the extent used in the Manufacture of the Product, any materials or components contained therein.
(bb)“MOQ” means the minimum order quantity of one (1) Lot.
(cc)“New API” has the meaning set forth in Section 3.1.2.
(dd)“Novated Territory” means People’s Republic of China.
(ee)“Party” or “Parties” means Buyer and/or Supplier.
(ff)	“Person” means any individual, partnership, limited liability company, Governmental Entity, firm, corporation, association, trust, unincorporated organization or other entity.
(gg)“Pharmacovigilance Agreement” means the written pharmacovigilance agreement to be effective contemporaneously with the Effective Date, and as may be amended from time to time, pursuant to which the parties defined and finalized the actions that the parties shall employ with respect to the Product to protect patients and promote their well-being.
(hh)“Product” means unlabelled vials of the pharmaceutical product that is currently being sold as Folotyn®, which product contains volumes of [***] of the API in its

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current formulation and at a concentration of [***] mg/ml, or as subsequently changed, in accordance with the terms of this Agreement, to comply with any Drug Approval in the Novated Territory.
(ii)	“Purchase Order” has the meaning set out in Section 4.2.
(jj)	“Quality Agreement” means the quality agreement which the Parties shall enter into pursuant to Section 6.1.
(kk)“Representatives” means, with respect to any Person, the directors, officers, employees, managers, members, partners, equity holders, agents, consultants, advisors (including legal counsel, accountants and financial advisors) and representatives of such Person.
(ll)	“Shelf Life” means [***] months.
(mm)“Supplier” has the meaning set out in the Preamble.
(nn)“Supply Price” means the pricing set forth on Annex A, as may be amended from time to time.
(oo)“Tax” means all Federal, state, local and foreign taxes and assessments, including all income, gross receipts, profits, windfall profits, value added, property, production, sales, use, occupation, ad valorem, transfer, capital stock, duty, license, excise, franchise, employment, unemployment, social security, disability, registration, alternative or add-on minimum, estimated, excise, escheat, stamp, property, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
(pp)“Term” means the period set forth in Section 13.1.
(qq)“Third-Party” means any Person other than a Party or any Affiliate of a Party.
(rr)	“Unit” means one (1) unlabeled vial of Product.
1.2.	Interpretative Provisions. Unless the express context otherwise requires:
(a)	the words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)	the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(c)	the terms “Dollars” and “$” mean United States Dollars;
(d)	references herein to a specific Annex, Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

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(e)	the terms “day” or “days” refer to calendar days;
(f)	when calculating the period of time before which, within which, or following which any act is to be done or steps taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;
(g)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and
(h)	references herein to any gender includes each other gender.
2.	Manufacture and Supply
2.1.	During the Term, Supplier shall procure Manufacture of, and shall supply, the Product to Buyer subject to the ordering procedures set out in this Agreement.
2.2.	Product shall be delivered to Buyer unlabelled. Buyer is solely responsible for procuring the commercial labeling and packaging of the Product with its own commercial manufacturers. For the avoidance of doubt, Supplier shall not be responsible for arranging, procuring, or facilitating the commercial labeling and packaging for the Product, and Supplier shall not be responsible for reimbursing Buyer for any costs associated therewith.
2.3.	The supply arrangement between the Parties is exclusive. Buyer is prohibited from engaging a different supplier for Manufacturing and supply services for the Product; provided, however, Supplier is and shall be free to render similar manufacturing and supply services to others.
3.	Supply Price
3.1.	Supply Price.
3.1.1.Buyer shall purchase the Product at the Supply Price.
3.1.2.Consistent with that certain Side Letter Agreement, the Supply Price for the Product shall be based on whether the Product includes the API used as of the Effective Date (the “Existing API”), or the API being developed by Supplier’s API vendor as of the Effective Date (the “New API”).  As further described in Annex A, once Buyer has purchased a certain volume of Product using the New API, the Supply Price for Product including the New API shall revert to the Supply Price for Product using the Existing API.  With respect to the Existing API, the higher tiered pricing shall apply if and until Buyer provides Supplier with sufficient proof or documentation to support the Existing API will be used for clinical purposes, at which time the lower tiered pricing shall apply for those Units. For avoidance of doubt, Supplier will reimburse Buyer the difference between the higher price ($[***]/unit) Existing API and the lower priced ($[***]/unit) Existing API for any Product used for clinical purposes that was paid by Buyer at the higher price ($[***]/unit).

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3.2.	Payment Terms. Payments under this Agreement shall be made by Buyer to Supplier within [***] calendar days after the date of the corresponding invoice, by electronic funds transmission, without any deduction of transmission fees, bank charges or early payment discounts or rebates (unless otherwise agreed in writing). If Supplier does not receive payment within [***] calendar days of the invoice date, then simple interest shall thereafter accrue on the sum due to Acrotech until the date of payment at the per annum rate of [***] percent ([***]%) over the then-current prime rate as reported in The Wall Street Journal, or the maximum rate allowable by applicable Laws, whichever is lower.
3.3.	Currency. Unless otherwise provided for in this Agreement, all payments under this Agreement shall be payable in United States Dollars. When conversion of payments, costs or other amounts from any currency is required, Supplier shall calculate the United States Dollars equivalent using Supplier’s then-current standard exchange rate methodology as applied in its external reporting.
4.	Orders
4.1.	Forecasts. Within [***] Business Days following the Effective Date, Buyer will provide Supplier with a written non-binding and good faith initial forecast of Batch purchases for the following [***] month period (a “Forecast”). Each calendar quarter thereafter, Buyer will provide an updated, rolling, non-binding, and good faith Forecast for the [***] months commencing with the very next calendar month. The Forecast must be in sufficient detail to identify planned purchases per calendar month for the next [***] calendar months. Upon receipt of each Forecast, Supplier will provide a non-binding indication of Supplier’s ability to meet such forecast (a “Feasibility Opinion”). Subject to Supplier’s Feasibility Opinion, Buyer shall be bound to purchase the Product quantities set forth in the first [***] months of the Forecast (the “Firm Commitment”).
4.2.	Purchase Orders. Consistent with the Forecast, Buyer will place purchase orders for Product from time to time (each a “Purchase Order”), each specifying a required Lead Time, and no less than threshold units equal to the MOQ. During the Firm Commitment Period, Supplier shall accept each Purchase Order within [***] Business Days from receipt if the specified Lead Time, MOQ, and other terms set forth in the Purchase Order are consistent with the terms of this Agreement. Upon acceptance, each Purchase Order shall constitute a “Firm Order” and be binding upon both Parties. Supplier shall provide the Product with a remaining shelf life equal to or greater than the required Shelf Life under this Agreement.
4.3.	Changes to Firm Orders; Early Cancellation. If Buyer requests to change a Firm Order, the Parties shall reasonably cooperate in order to adjust to variations from the Firm Orders specified above; provided, however, Supplier shall not be in breach of this Agreement if it cannot supply Product quantities in excess of [***] percent ([***]%) of the quantities set forth in the Firm Order. In the event Buyer cancels a Firm Order more than [***] Business Days after acceptance, Buyer agrees to pay an early cancellation penalty in the amount of [***] percent ([***]%) of the Firm Order value.

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5.	Delivery
5.1.	Method of Delivery.
5.1.1.Products shall be Delivered to Buyer EXW (Incoterms 2010), to Supplier’s commercial manufacturer’s warehouse. Buyer agrees to bear all freight, insurance, Taxes, import duties or any other importation fees and/or costs, inspection fees and any other charges applicable to the sale and transportation of Product from Supplier’s commercial manufacturer’s warehouse. Title and risk of loss shall transfer at the time the Product is delivered to Buyer at Supplier’s commercial manufacturer’s loading dock.
5.1.2.Buyer will be responsible for the export or re-export of Product from the country of Delivery, and will comply with all applicable Laws and regulations relating to the export or re-export of Product, including the prohibition against unlawful trans-shipments. Where Product is destined for export or re-export from the country of Delivery, Buyer agrees and accepts that it shall act as the exporter of record, and warrants that as the exporter of record, it will duly authorize and retain an agent who will act on its behalf, assuming all attendant responsibilities associated with the export or re-export, including obtaining any necessary export licenses. Buyer’s responsibilities as the exporter of record include cooperating with its agent in providing a detailed description and accurate valuation and classification of the goods on the export commercial invoice, bills of lading, and all other required documentation. Buyer further agrees to defend Acrotech against any civil action, civil or criminal, private or public, in connection with the subsequent export or re-export by or on behalf of Buyer or its Affiliates of such goods.
5.2.	Timing of Delivery. Supplier shall use Commercially Reasonable Efforts to Deliver, or procure the Delivery of, the Product specified in each Firm Order, within [***] calendar days on the Delivery Date set forth in the Firm Order. If Supplier cannot Deliver the Product within that timeframe, then Supplier shall notify Buyer as soon as practicable with respect to the actual Delivery Date.
5.3.	Quantity of Delivery.
5.3.1.The quantity of Product Delivered by Supplier may vary by +/- [***] percent ([***] %) from the quantities specified by Buyer in the relevant Firm Order. For the avoidance of doubt, such variance shall not constitute a breach of this Agreement by Supplier, and Buyer (or its relevant Affiliate) shall not be entitled to reject any Delivery based on such variance.
5.3.2.Where the quantity of Product Delivered is up to [***] percent ([***]%) more than what was requested in the relevant Firm Order, Buyer agrees to pay for all quantities Delivered.  Where the quantity of Product Delivered is less than [***] percent ([***]%) of what is requested in the relevant Firm Order, the Parties shall enter into good faith discussions regarding replacements of such under-delivered Product (where requested by Buyer), and unless otherwise agreed by Buyer, Supplier shall deliver any such

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quantities as soon as reasonably practicable, or in accordance with such other Delivery schedule as may be mutually agreed between the Parties.
5.4.	Order Storage. If Buyer does not remove, or coordinate the removal of, Product from Supplier’s commercial manufacturer’s warehouse within [***] calendar days after Delivery, then Buyer shall be responsible for reimbursing Supplier in full for any and all costs and expenses incurred by Supplier, no more than [***] calendar days after Buyer’s receipt of an invoice evidencing such pass-through costs and expenses.

Quality
6.1.	Quality Agreement. The Parties shall negotiate in good faith to agree upon definitive and legally binding documentation in respect of a Quality Agreement effective as of the Effective Date. The Quality Agreement shall set forth the responsibilities of each Party for the quality control and quality assurance activities. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Quality Agreement in respect of quality assurance, quality management and compliance with cGMP, the provisions of the Quality Agreement shall prevail.
6.2.	Technical Complaints. Technical complaints associated with Manufacturing of the Product shall follow the process described in the Quality Agreement.
6.3.	Adverse Drug Experience Information. The Pharmacovigilance Agreement contains provisions relating to adverse drug experiences.
7.	Acceptance and Refusal Procedures
7.1.	Buyer shall promptly notify Supplier of any Defective Product in any Delivery of Product, and shall provide Supplier with a detailed written report of the alleged Defect.
7.2.	Supplier shall use Commercially Reasonable Efforts, at Buyer’s option, to either:
(a)	replace the Defective Product as soon as reasonably practicable given the nature of the Defect; or
(b)	refund to Buyer the Supply Price paid to Supplier by Buyer for the Defective Product, or, if the invoice has not been paid, cancel the invoice; and
(c)	in either case, reimburse Buyer for any amounts paid by Buyer to Supplier for the Delivery of the Defective Product, and costs for removal or disposal of the Defective Product.
7.3.	Buyer shall, at Supplier’s option, return to Supplier or destroy (and certify destruction of) any Defective Product.
7.4.	Where applicable, the process set out in the Quality Agreement shall be used in respect of the reporting, management and investigation and handling of Defective Product.

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7.5.	If a dispute arises between the Parties as to whether or not a Product is a Defective Product, which cannot be resolved by the Parties within [***] calendar days of a claim being provided by Buyer to Supplier following the conclusion of the processes described in the Quality Agreement, either Party may require that the matter in dispute be referred to an independent testing laboratory or other appropriate independent expert mutually agreed upon by the Parties or, failing agreement, appointed by the ICC International Centre for Expertise at the request of either Party (the “Independent Expert”).
7.6.	The referral of any matter to the Independent Expert pursuant to Section 7.5 shall be solely for the purpose of establishing whether or not there has been a supply of Defective Product. Except in the case of fraud or manifest error on the part of the Independent Expert, the decision of the Independent Expert will be final and binding upon the Parties. If the Independent Expert decides that the Product is Defective Product, the costs of the Independent Expert will be borne by Supplier. If the Independent Expert decides that the Product is not Defective Product, the costs of the Independent Expert will be borne by Buyer.
8.	Representations, Warranties and Covenants
8.1.	Supplier represents, warrants and covenants that, at the time of their Delivery to Buyer, the Product (a) will have been Manufactured and supplied in accordance with applicable Law, including cGMPs, and with the standards set forth in the Quality Agreement; and (b) will not be knowingly or intentionally adulterated or misbranded within the meaning of applicable Laws.
8.2.	Supplier represents, warrants and covenants to Buyer that, to Supplier’s knowledge:
(a)	Supplier is in compliance and shall continue to comply with all applicable Laws. Supplier has and shall continue to have all professional licenses, consents, authorizations, permits, and certificates, and shall have and shall cause its personnel to have completed all registrations or made such notifications as required by Law for its performance of the services under this Agreement;
(b)	Supplier, or its applicable Affiliate, has good title to the Product supplied to Buyer pursuant to this Agreement and shall pass such title to Buyer free and clear of any security interests, liens, or other encumbrances; and
(c)	no more than [***] per year, Supplier shall provide Buyer, upon Buyer’s reasonable request, with access to all records generated after the Effective Date relating directly to the Manufacture of the Product.
8.3.	Buyer represents, warrants and covenants to Buyer that, to Buyer’s knowledge:
(a)	Buyer’s warehouse and all equipment utilized in the Distribution and storage of Product hereunder by Buyer, or its Affiliate, agents, or subcontractors, shall, during the Term, be maintained in good operating condition, and shall be maintained and operated in accordance with all applicable Laws. The Distribution and storage operations,

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procedures and processes utilized in the Distribution of Product hereunder shall be in full compliance with all applicable Laws;
(b)	Buyer is in compliance and shall continue to comply, and shall cause its Affiliates, agents, and subcontractors to comply, with all applicable Laws. Buyer has and shall continue to have, and shall cause its Affiliates to have, all professional licenses, consents, authorizations, permits, and certificates, and shall have and shall cause its personnel to have completed all registrations or made such notifications as required by Law for Distribution of the Product.
(c)	Buyer shall provide Supplier with access to (i) all records generated after the Effective Date relating directly to Distribution of the Product and (ii) Buyer’s warehouse and equipment used by Buyer to Distribute the Product (including, where such Distribution is undertaken by a subcontractor, subject to any legal requirement to the contrary, arrange for reasonable access to the subcontractor’s site).
9.	Indemnification
9.1.	Supplier Indemnity. Supplier shall be liable for and indemnify Buyer and its Affiliates (on an after-Tax basis) and defend Buyer (and its Affiliates) from and against any and all suits, actions, claims, demands, judgments, liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) for third party claims (“Claims”) arising out of or relating to Supplier’s (a) breach of this Agreement; (b) willful violation of applicable Law; or (c) willful misconduct, recklessness, or gross negligence related to the Manufacturing and Supply of the Product hereunder; provided, however, the foregoing shall not apply to the extent that the Claim pertains to Buyer’s indemnification obligations below.
9.2.	Buyer Indemnity. Buyer shall defend, indemnify, and hold harmless Supplier, Supplier’s Affiliates, and any of their respective directors, officers, employees, agents, subcontractors, successors, and assigns from any and all Losses for Claims arising out of or relating to Buyer’s, or its Affiliates’, agents’, employees’, or subcontractors’ (a) misuse of the Product after Delivery, including, without limitation, failure to follow storage and temperature guidelines; (b) breach of this Agreement; (c) violation of applicable Law; or (d) willful misconduct, recklessness, or negligence related to the Distribution of the Product; provided, however, the foregoing shall not apply to the extent that the Claim pertains to Supplier’s indemnification obligations above.
10.	INTELLECTUAL PROPERTy
10.1.All Supplier’s Intellectual Property shall be the sole and exclusive property of Supplier.  Except with respect to the assigned-in-part license to the Product API, as set forth in that certain License Agreement and in that certain Assignment Agreement, no other license or other right to Supplier’s Intellectual Property, or any other Intellectual Property in-licensed by Supplier, is granted to Buyer; provided, however, Supplier grants Buyer a non-exclusive, non-transferrable, royalty-free license to use and commercially exploit the Supplier’s Intellectual Property to the extent incorporated into the Product.

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11.	LIMITATION OF LIABILITY; DAMAGES DISCLAIMER
11.1.Limitation of Liability. Supplier’s aggregate liability to Buyer for any direct damages under this Agreement shall be limited to the fees paid by Buyer under the Firm Order at issue giving rise to the claim.
11.2.DAMAGES DISCLAIMER. Neither Party shall assert and hereby waives any claim or cause of action it may now have or hereafter acquire against the other Party and its affiliates on any theory of liability for any one or more of special, indirect, incidental, exemplary, consequential, or punitive damages in connection with, or as a result of, this Agreement and the transactions contemplated thereby.  IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR A THIRD PARTY FOR COST OF SUBSTITUTE SERVICES, DAMAGES FOR DELAYS OR LOSS OF USE, REVENUE, OR PROFIT, including, without limitation, CLAIMS FOR lost profits and customer penalties, AND DAMAGES FOR BUSINESS INTERRUPTION.  The Parties agree and acknowledge that it is the intention of the Parties, and an inducement to Supplier to enter into this Agreement, that Supplier may only be liable under this Agreement for actual and direct damages proven in a court of competent jurisdiction.
12.	Insurance
12.1.Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, in a manner adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Product or the labeled, packaged version thereof is being manufactured, clinically tested or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party's liability with respect to its indemnification obligations under Section 9 of this Agreement. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least [***] days prior to the cancellation, non renewal or if there is a material change in or to such insurance.
13.	TERM and Termination
13.1.Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect on a country-by-country basis until the expiration of the Royalty Term for the Product in such country, as defined in the License Agreement (the “Term”).
13.2.Termination.
13.2.1.This Agreement will automatically terminate upon termination of the Assignment Agreement, as amended, or upon the signed written agreement of the Parties.

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13.2.2.Either Party may terminate this Agreement upon [***] days’ notice for material breach if the breaching Party fails to cure such breach within the [***]-day notice period.
13.2.3.This Agreement shall automatically terminate, without any further action of either Party, if either Party files a petition or is subject to an involuntary petition filed against it under the U.S. Bankruptcy Code, or any successor statute, which petition is not stayed or dismissed within [***] days; provided, however, that the Party which is not subject to such petition may waive such termination during such [***] -day period.
13.3.Survival.  The expiration or termination of this Agreement shall be without prejudice to any other accrued rights or remedies (including in damages) and liabilities either Party may have against the other Party for any breach relating to this Agreement and shall not affect the obligations under any Firm Orders.  The enforceability of this Section 13.3, or any other provisions of this Agreement that are intended to remain in force after its termination, shall not be affected by the expiry or termination of this Agreement. Unless otherwise provided for in the Quality Agreement, the Quality Agreement shall automatically terminate upon expiry or termination of this Agreement as a whole, save for any provision of the Quality Agreement that is, by its nature, intended to continue in force after such expiry or termination.
14.	Confidentiality
14.1.Each Party shall treat the Confidential Information of the other Party as strictly confidential and not disclose it to any Third-Party for any purpose whatsoever without obtaining the prior written consent of the other Party and not make use of the Confidential Information of the other Party or any part thereof other than as permitted under this Agreement, in each case other than to conduct its activities under this Agreement and as expressly permitted under this Article. Each Party agrees to treat such Confidential Information with at least the same care and in the same manner as its own secret and valuable information.
14.2.Each Party may disclose all or any part of the Confidential Information to its Representatives; provided, however, that such Party ensures that such Representatives comply with the provisions of this Article. Each Party will disclose Confidential Information received from the other Party only to those of its Representatives who have a need to know such Confidential Information for the purpose of carrying out the Party’s obligations under this Agreement.
14.3.The confidentiality obligations and use restrictions set forth in Article shall not apply to:
(a)	information that is or becomes generally available to the public or its Representatives (other than as a result of its disclosure by the receiving Party in breach of this Article);
(b)	information that was available to the receiving Party or its Representatives on a non-confidential basis before disclosure by the disclosing Party;

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(c)	information that was, is or becomes available to the receiving Party or its Representatives on a non-confidential basis from a Person who, to the receiving Party’s or the relevant Representative’s knowledge, is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party or the Representative; or
(d)	information that is developed by or for the receiving Party or its Representatives independently of the information disclosed by the disclosing Party.
14.4.Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:
(a)	required by applicable Laws, such as filing with securities regulators, or by an order of a court of competent jurisdiction or any governmental or regulatory body of competent jurisdiction; provided, that the receiving Party (where it is legally permitted to do so) shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to seek a protective order or other form of confidential treatment for the information, or obtain assurances that the information be used only for the purposes for which the order was issued, and the disclosing Party shall thereafter disclose only that portion of the information required to be disclosed in order to comply; or
(b)	made by or on behalf of the receiving Party to: (i) potential licensees or acquirers, in each case as may be necessary in connection with their evaluation of a potential transaction; or to (ii) legal, financial or other professional advisors, in each case for the purposes of advising on this Agreement or any ancillary document and/or on the transactions contemplated hereby and thereby; provided, however, that, in each case, such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information and may only use such information for the purpose of assessing such transaction or providing such advice (as the case may be);

provided, that the Party making disclosures to a Third-Party (other than a Governmental Entity) pursuant to Section 14.4 (b) shall ensure that each Third-Party recipient is bound by obligations of confidentiality no less restrictive than those contained in this Agreement and shall be liable to the other Party for any breach of such confidentiality obligations by the relevant recipient.

Subject to Section 14.6, on expiry or termination of this Agreement, or at any time at the disclosing Party’s request (save where, in the event requested by the disclosing Party, such Confidential Information is required to enable the other Party to comply with its obligations under this Agreement), the receiving Party shall return to the disclosing Party all copies containing Confidential Information of the disclosing Party or, at the disclosing Party’s option, destroy all copies of such Confidential Information and an authorized officer of the receiving Party shall certify in writing to such destruction. The return or destruction of the Confidential Information of the disclosing Party will not affect the receiving Party’s obligation to observe the confidentiality and non-use restrictions in respect of that Confidential Information set out in this Agreement.

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14.6.Each Party may keep one (1) copy of Confidential Information for evidence purposes at a secure place subject to the confidentiality and non-use obligations provided in this Article.  The aforementioned return and destruction obligation shall not apply to electronic copies of Confidential Information which are rightfully contained in computers, word processors, communication systems and system-backup media (collectively “IT Media”) which do not need to be destroyed or returned; provided, that such IT Media are: (a) overwritten in the ordinary course of their reuse; or (b) at all times maintained in confidence and not readily accessible and the receiving Party shall treat such copies as confidential in accordance with this Article.
14.7.Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Party hereto that it will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any press release or other public statement or comment without the prior written consent of the other Party, except as may be required to comply with the requirements of any applicable Law, and the rules and regulations of each stock exchange upon which the securities of one of the Parties is listed.
14.8.The obligations in this Article shall survive termination of this Agreement.
15.	Miscellaneous

Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.
15.2.Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto.  By an instrument in writing, Buyer or Supplier may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.  No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Neither Party shall modify or amend any of the terms of this Agreement without the prior approval of the other Party.  Notwithstanding any term of this Agreement, any other modification or amendment of this Agreement shall not constitute a valid amendment to the Agreement.
15.3.Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among the Parties hereto with respect to the subject matter hereof.
15.4.Further Assurances and Actions. Buyer and Supplier, without further consideration, shall each do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of

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attorney and assurances as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement (including, as applicable, upon the request of the other Party).
15.5.Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
15.6.Notices.  All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

if to Supplier:

[***]

if to Buyer, to:

[***]

Each such notice, request or other communication shall be given by: (i) hand delivery; (ii) certified mail; (iii) nationally recognized courier service; or (iv) electronic mail.  Each such notice, request or communication shall be effective when delivered at the address or electronic address specified in this Section 15.6 (or in accordance with the latest unrevoked direction from the receiving party).

Binding Effect; Assignment.
(a)	Neither Party may assign any or all of its rights or obligations under this Agreement without the other Party’s prior written consent; provided, however, that either Party may: (i) assign any or all of its rights or obligations under this Agreement to an Affiliate of such Party, and (ii) assign all of its rights or obligations under this Agreement to a Third-Party to which such Party has sold all or substantially all of its assets relating to this Agreement.
(b)	In the event that a Party assigns any of its rights and obligations hereunder to an Affiliate or Third-Party, the assigning Party shall, at the request of the non-assigning Party, enter into, or cause such Third-Party to enter into, such supplemental agreements pursuant to which such Third-Party will expressly assume all of the obligations of the assigning Party hereunder. Any assignment to an Affiliate of a Party shall not release the assigning or transferring Party of its obligations hereunder. In the event that a Party assigns any of its rights and obligations hereunder to a Person that qualifies as an Affiliate hereunder and during the term of this Agreement such Person ceases to qualify as an Affiliate hereunder, such Person shall promptly, with written notice to the other Party, assign back to such Party any of its rights and obligations hereunder.
(c)	This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

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Relationship of the Parties.  The status of the Parties under this Agreement shall be that of independent contractors, without the authority to act on behalf of or bind each other. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties hereto.
15.9.No Third-Party Beneficiary.  This Agreement is intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.
15.10.Counterparts.  This Agreement may be executed by facsimile or PDF, and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered by each Party hereto to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart.
15.11.Force Majeure.  If and to the extent that either Party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement and promptly so notifies in writing the other Party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its Commercially Reasonable Efforts to resume full performance thereof.
15.12.Governing Law and Jurisdiction.  This Agreement will be deemed to have been made in the State of New York and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, and the Parties agree to the personal jurisdiction of and venue in any federal court located in the District of New York.
15.13.WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.
15.14.Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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15.15.Advice of Counsel.  The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties hereto.  The Parties hereto and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party hereto by virtue of its role as the drafter thereof.  No drafts of this Agreement or any other similar or related document exchanged by the Parties hereto prior to the Effective Date shall be offered by a Party hereto, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement or for any other purpose.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized as of the Effective Date.

ACROTECH BIOPHARMA INC. By: [***] Name: [***] Title: [***] Date: [***] ______________________ CASI PHARMACEUTICALS, Inc.
By: [***] Name: [***] Title: [***] Date: [***]_______________________

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Annex A

Supply Price

Product	Volume Threshold Requirement	Unit Price
Product with Existing API	Units used for Clinical Trial Material	$[***]
	Units used for Commercial Product	$[***]
Product with New API	Until [***] Units purchased after Effective Date	$[***]
	[***] Units purchased from Effective Date	$[***]